Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AMERISAFE, INC.
ARTICLE I
     AMERISAFE, Inc. (the “Corporation”), pursuant to Article 4.07 of the Texas Business Corporation Act (the “TBCA”), hereby adopts restated articles of incorporation that accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and that contain no other change in any provision thereof.
ARTICLE II
     The name of the Corporation is AMERISAFE, Inc.
ARTICLE III
     The Amended and Restated Articles of Incorporation of the Corporation and all amendments thereto are hereby amended by these Articles of Incorporation as follows: (i) current Article III is amended in its entirety to read as set forth in Article III below; (ii) current Article IV is amended in its entirety to read as set forth in Article IV below; (iii) current Article VIII is amended in its entirety to read as set forth in Article VIII below; (iv) current Article IX is amended in its entirety to read as set forth in Article IX below; (v) current Article XII is amended in its entirety to read as set forth in Article XII below; (vi) current Article XIII is amended in its entirety to read as set forth in Article XIII below; (vii) current Article XIV is amended in its entirety to read as set forth in Article XIV below; (viii) current Article XV is amended in its entirety to read as set forth in Article XV below; and (ix) current Article XVII is amended in its entirety to read as set forth in Articles XVII below.
ARTICLE IV
     Each such amendment made by these Articles of Incorporation has been effected in conformity with the provisions of the TBCA and the Corporation’s constituent documents and each amendment effected hereby was duly adopted by the shareholders of the Corporation effective as of October 27, 2005.
ARTICLE V
     The Amended and Restated Articles of Incorporation of the Corporation and all amendments thereto are hereby superceded by the following Articles of Incorporation, which accurately copy the entire text thereof as amended as set forth above:

ARTICLES OF INCORPORATION
OF
AMERISAFE, INC.
As Amended and Restated on
October 27, 2005
ARTICLE I
NAME
     The name of the Corporation is AMERISAFE, Inc.
ARTICLE II
DURATION
     The period of the Corporation’s duration is perpetual.
ARTICLE III
PURPOSE
     The purpose for which the Corporation is organized is to conduct any and all lawful business for which a corporation may be organized under the Texas Business Corporation Act (the “TBCA”).
ARTICLE IV
CAPITALIZATION
Section A. Authorized Capital Stock.
     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 69,000,000 shares, consisting of (1) 3,000,000 shares of Preferred Stock, $.01 par value, of which 1,500,000 shares are designated as Series A Preferred Stock, $.01 par value (the “Series A Preferred Stock”), and 1,500,000 shares are designated as Series B Preferred Stock, $.01 par value (the “Series B Preferred Stock,” and collectively with the Series A Preferred Stock, the “Exchangeable Preferred Stock”); (2) 500,000 shares of Convertible Preferred Stock, $.01 par value, of which 300,000 shares are designated as Series C Convertible Deferred Pay Preferred Stock, $.01 par value (the “Series C Preferred Stock”), and 200,000 shares are designated as Series D Non-Voting Convertible Deferred Pay Preferred Stock, $.01 par value (the “Series D Preferred Stock,” and collectively with the Series C Preferred Stock, the “Convertible Preferred Stock”); (3) 500,000 shares of Series E Preferred Stock, $.01 par value (the “Series E Preferred Stock”); (4) 10,000,000 shares of Junior Preferred Stock, $.01 par value (the “Junior Preferred Stock”) (5) 50,000,000 shares of Common Stock, $.01 par value (the “Common Stock”); and (6) 5,000,000 shares of Convertible Non-Voting Common Stock, $.01 par value (the “Non-Voting Common Stock”). All cross-references in each subdivision of this Article IV refer to other paragraphs in such subdivision unless otherwise indicated.
     The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by the TBCA, to provide for the issuance of shares of Junior Preferred Stock in one or more series, and, by filing a statement pursuant to the applicable law of the State of Texas (a “Statement of Designation”), to establish from time to time the number of shares to be included in each such series, to fix and determine the designations, preferences, limitations and relative rights, including voting rights, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then issued), each of the foregoing as established pursuant to a resolution adopted by the Board of Directors of the Corporation and as provided in the TBCA. In the case the number of shares of any series shall be decreased in accordance with the foregoing sentence, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares in such series.
     Subject to the rights of the holders of Exchangeable Preferred Stock, Convertible Preferred Stock and Series E Preferred Stock, any new series of Junior Preferred Stock may be fixed and determined as provided herein by the Board of Directors of the Corporation without approval of the holders of any class of the capital stock of the Corporation or any series thereof, and any such new series of Junior Preferred Stock shall have such designations, preferences, limitations and relative rights, including voting rights.
     The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:
Section B. Exchangeable Preferred Stock.
     1. Cumulative Pay In Kind Dividends. The holders of shares of Exchangeable Preferred Stock shall be entitled to receive pay-in-kind dividends at the rate of $7 per share per annum, and no more, which dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each such date being referred to for purposes of this subdivision 1 as a “Quarterly Payment Date”) by the issuance on each Quarterly Payment Date of .0175 shares of Exchangeable Preferred Stock, and no more (subject to the provisions of subsection 2E), on each share of Exchangeable Preferred Stock that shall then be outstanding to the holders of record of Exchangeable Preferred Stock as they appear on the stock books of the Corporation on record dates fixed by the Board of Directors of the Corporation not more than 60 nor less than 10 days preceding each Quarterly Payment Date; provided, however, that if any Quarterly Payment Date is not a Business Day, such issuance of Exchangeable Preferred Stock shall occur on the next succeeding Business Day. For purposes hereof, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday. Such dividends shall be cumulative and shall accrue from and after the date of issue. The amount of the dividends payable per share of Exchangeable Preferred Stock for the initial dividend period and any period shorter than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. As long as any Exchangeable Preferred Stock shall remain outstanding, in no event shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor (without the written consent of the holders of 66-2/3% of the outstanding shares of Exchangeable Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation or any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, except for the repurchase of shares (x) from participants under a stock option or stock purchase plan approved by the holders of a majority of the outstanding shares of Exchangeable Preferred Stock, (y) pursuant to employment agreements approved by the Board of Directors of the Corporation or (z) pursuant to the Recapitalization Agreement dated as of August 11, 1997 among the Corporation and the several persons named therein (the “Recapitalization Agreement”), unless in each instance all accrued and unpaid dividends on all outstanding shares of Exchangeable Preferred Stock through the date of such distribution, dividend, purchase or redemption shall have been paid in full (or declared and sufficient funds or shares, as the case may be, for the payment thereof set apart), and any arrears in the required redemption of the Exchangeable Preferred Stock shall have been cured.
     2. Redemption. The shares of Exchangeable Preferred Stock shall be redeemable as follows:
     2A. Mandatory Redemption. Except and to the extent expressly prohibited by applicable law and subject to subsection 2E, upon:
     (i) the consummation of any public offering of equity securities of the Corporation (a “Public Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”) the Corporation shall cause not less than 50% of the proceeds to the Corporation from such Public Offering (after deducting underwriting discounts, commissions and expenses of such Public Offering) to be used to redeem (in the manner and with the effect provided in subsections 2C through 2G below, as applicable) any outstanding shares of Exchangeable Preferred Stock; provided, however, that if for any reason the proceeds from such Public Offering available for redemption are insufficient to redeem Exchangeable Preferred Stock as aforesaid and to redeem all of the Series E Preferred Stock then outstanding (pursuant to subsection 2A of Section D of this Article IV), the Exchangeable Preferred Stock and the Series E Preferred Stock will be equally redeemed from such available proceeds on a “dollar for dollar” basis until the Series E Preferred Stock shall have been redeemed in full, whereupon the balance (if any) of such proceeds available for redemption shall be used to redeem the Exchangeable Preferred Stock in accordance with this subsection 2A; or
     (ii) the (1) sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any “person” or “group” other than the Cash Investors (as such term is defined in the Recapitalization Agreement); (2) acquisition of “beneficial ownership” by any “person” or group” other than the Cash Investors, of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, other than by way of a Public Offering; or (3) sale, exchange, transfer or other disposition (however effected) by the Cash Investors of more than 50% of the Common Stock of the Corporation held by the Cash Investors on the date of the consummation of the transactions contemplated by the Recapitalization Agreement, other than sales, exchanges, transfers or other dispositions by any Cash Investors to any “affiliate” thereof or to other Cash Investors (any of the foregoing, a “Change of Control”). Following a Change of Control, any holder or holders of shares of Exchangeable Preferred Stock may elect, by written notice to the Corporation within 15 days after receipt of the notice described in subsection 2D below, to have any or all of its or their shares of Exchangeable Preferred Stock redeemed, and the Corporation shall redeem the same (in the manner and with the effect provided in subsections 2C through 2G below, as applicable) not later than 60 days after the effective time of such Change of Control. A Public Offering or a Change of Control is sometimes referred to herein as a “Mandatory Redemption Event,” and any redemption of Exchangeable Preferred Stock pursuant to this subsection 2A upon the occurrence of a Mandatory Redemption Event is sometimes referred to herein as a “Mandatory Redemption.”
     For purposes of this subsection 2A: (i) the terms “person” and “group” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable; (ii) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 1 3d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events; (iii) any “person” or “group” will be deemed to beneficially own any voting stock of the Corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Corporation; and (iv) the term “affiliate” shall have the meaning set forth in Section 405 of the Securities Act, and in the case of a Cash Investor that is a partnership shall include its partners (including limited partners), and in the case of a Cash Investor that is an individual shall include the spouse and lineal descendants of such Cash Investor, and any trust or trusts for the benefit of such Cash Investor, spouse or lineal descendants.
     2B. Redemption at Corporation’s Option. The Corporation may, in its sole discretion, redeem (an “Optional Redemption”) at any time (in the manner and with the effect provided in subsections 2C through 2G below, as applicable), any number of shares of Exchangeable Preferred Stock. The date of a Mandatory Redemption or Optional Redemption is sometimes referred to herein as a “Redemption Date”.
     2C. Redemption Price. The Exchangeable Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each such share the cash sum of (i) $100, plus (ii) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to such Redemption Date (the sum of (i) and (ii) being herein sometimes referred to as the “Redemption Price”).
     2D. Notice of Redemption. Not more than 20 days after a Mandatory Redemption Event, or not less than 20 days prior to an Optional Redemption, as the case may be, notice shall be given by the Corporation by mail, postage prepaid, to the holders of record of the Exchangeable Preferred Stock, such notice to be addressed to each such stockholder at its address as shown by the stock transfer records of the Corporation, specifying the Mandatory Redemption Event or the occurrence of an Optional Redemption, the Redemption Price, the place of such redemption and the Redemption Date, which date shall not be a day on which banks in the City of New York are required or authorized to close. If such notice is given pursuant to subsection 2A(i) or subsection 2B above, such notice shall also set forth the number of shares to be redeemed from each holder of record of Exchangeable Preferred Stock.
     If such notice shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside and continue to be available therefore, then, notwithstanding that any certificate for shares of Exchangeable Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption pursuant to subsection 2A(i) or subsection 2B or elected to be redeemed by the holder or holders thereof pursuant to subsection 2A(ii), shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith cease after the close of business on the Redemption Date, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefore (without interest thereon).
     2E. Limitation on Redemption or Dividends; Partial Redemption. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be obligated to, and shall not, redeem shares of Exchangeable Preferred Stock on any Redemption Date or pay any dividends thereon if and to the extent that payment of such redemption or dividend (i) would in the good faith determination of the Board of Directors of the Corporation cause the Corporation not to maintain its then current rating by the A.M. Best rating agency or any successor thereto after giving effect to such payment or (ii) would contravene applicable law; provided, however, that any shares of Exchangeable Preferred Stock that the Corporation is obligated to redeem and are not redeemed pursuant to this subsection 2E shall be redeemed as soon as possible after the Redemption Date and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in this Section B.
     Notwithstanding anything to the contrary herein, without the prior written consent of the lender(s) under the Credit Agreement (as defined herein), the Corporation shall not be obligated to, and shall not, redeem any shares of Exchangeable Preferred Stock on any Redemption Date (whether in an Optional Redemption, a Mandatory Redemption or otherwise) if any obligations of the Corporation remain unpaid or otherwise unsatisfied under, or there exists any commitment to lend funds under, the Credit Agreement, dated as of November 7, 1997, between the Corporation and Bank of America National Trust and Savings Association, as from time to time amended, restated or refinanced (the “Credit Agreement”). Any shares of Exchangeable Preferred Stock that would, but for the preceding sentence, be required to be redeemed on any Redemption Date shall be redeemed as soon as possible thereafter (subject to compliance with the preceding sentence) and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in paragraph 1.
     In case of a redemption of less than all of the shares of Exchangeable Preferred Stock pursuant to this subsection 2E or subsection 2A or 2B on a Redemption Date, all shares of Exchangeable Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each registered holder in whole shares, as nearly as practicable to the nearest whole share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Exchangeable Preferred Stock at the time outstanding.
     2F. Surrender of Shares. Any holder of shares of Exchangeable Preferred Stock to be redeemed upon a Redemption Date shall surrender a certificate or certificates for the Exchangeable Preferred Stock so to be redeemed to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Exchangeable Preferred Stock) at any time during its usual business hours prior to the Redemption Date.
     2G. Redeemed Shares to Be Retired. Any shares of Exchangeable Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently canceled and retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Exchangeable Preferred Stock accordingly.
     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a “Liquidation Event”), the holders of the shares of Exchangeable Preferred Stock shall be entitled, before any distribution or payment is made upon any Common Stock, to be paid a cash amount for each such share equal to the sum of (i) $100 plus (ii) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to the date of such Liquidation Event, and the holders of Exchangeable Preferred Stock shall not be entitled to any further payment, such amounts being sometimes referred to as the “Liquidation Payments”. If upon such Liquidation Event, the assets of the Corporation to be distributed among the holders of Exchangeable Preferred Stock of the Corporation shall be insufficient to permit payment to the holders of Exchangeable Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Exchangeable Preferred Stock. Upon any Liquidation Event, after the holders of Exchangeable Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of

Common Stock. Written notice of such Liquidation Event stating a payment date, the amount of Liquidation Payments and the place where said sums shall be payable, shall be given by mail, postage prepaid, not more than 20 days after the date of such Liquidation Event, to the holders of record of Exchangeable Preferred Stock, such notice to be addressed to each stockholder at his post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a Liquidation Event within the meaning of any of the provisions of this paragraph 3.
     4. Voting Rights. Except as otherwise required by law or these Articles of Incorporation, the holders of the Exchangeable Preferred Stock shall have no vote on any matters to be voted on by the stockholders of the Corporation.
     5. Restrictions. At any time when shares of Exchangeable Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by these Articles of Incorporation, and in addition to any other vote required by law, without the prior consent of the holders of a majority of the outstanding Exchangeable Preferred Stock, given in person or by proxy, either in writing or at a meeting, at which meeting the holders of the shares of such Exchangeable Preferred Stock shall vote together as a class:
     5A. The Corporation will not create or authorize the creation of any additional class or series of shares that ranks senior to the Exchangeable Preferred Stock both as to dividends and as to the distribution of assets on liquidation or authorize any obligation or security convertible into shares of any other class or series that ranks senior to the Exchangeable Preferred Stock either as to dividends and as to the distribution of assets on liquidation, whether any such creation or authorization or increase shall be by means of amendment of these Articles of Incorporation, merger, consolidation or otherwise; and
     5B. The Corporation will not amend, alter or repeal the Corporation’s Articles of Incorporation or Bylaws in any manner, or file any directors’ resolutions pursuant to Article 4.02 of the TBCA containing any provision, in either case, which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Exchangeable Preferred Stock or which in any manner adversely affects the Exchangeable Preferred Stock or the holders thereof.
     6. Pari Passu Treatment. Except as and to the extent expressly set forth hereinabove, each of the Series A Preferred Stock and Series B Preferred Stock shall be pari passu to the other in all respects, including without limitation with respect to voting rights (and the holders of Series A Preferred Stock and Series B Preferred Stock shall vote as a single class on all matters for which such holders are entitled to vote, including any vote required by law, these Amended and Restated Articles of Incorporation or otherwise), liquidation preference, redemption rights and preference and rights to receive dividends.

     7. Optional Exchange.
     7A. Optional Right to Exchange Upon Qualified Public Offering. All or any portion of the outstanding shares of Exchangeable Preferred Stock may, at the option and upon the written request of holders of not less than 66-2/3% of the then outstanding shares of Exchangeable Preferred Stock, be exchanged for Common Stock upon (and subject to) the consummation by the Corporation of a public offering of Common Stock of the Corporation of a public offering of Common Stock of the Corporation registered under the Securities Act with gross proceeds to the Corporation of at least $40,000,000 (a “Qualified Public Offering”). In such event and upon receipt by the Corporation of such written request, the shares of Exchangeable Preferred Stock to be so exchanged shall be exchanged for such aggregate number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Exchangeable Preferred Stock so to be exchanged by $100 and dividing the result by the per share price to the public (without giving effect to deductions for underwriters’ discounts and commissions) of the Common Stock in such Qualified Public Offering.
     7B. Issuance of Certificates; Time Exchange Effected. Promptly after the receipt by the Corporation of the written request referred to in subsection 7A and surrender of the certificate or certificates for the share or shares of Exchangeable Preferred Stock to be exchanged, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the exchange of such share or shares of Exchangeable Preferred Stock, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer. To the extent permitted by law, such exchange shall be deemed to have been effected as of the effective time of the Qualified Public Offering, and at such time the rights of the holder of such share or shares of Exchangeable Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of the shares represented thereby.
     7C. Fractional Shares; Dividends. No fractional shares shall be issued upon exchange of the Exchangeable Preferred Stock into Common Stock. To the extent that any dividends payable in shares of Exchangeable Preferred Stock (“Dividend Shares”) are accrued but unpaid with respect to the Exchangeable Preferred Stock exchanged pursuant to this paragraph 7, the Corporation shall issue (in lieu of such dividends) such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of Dividend Shares by $100 and dividing the result by the per share price to the public of the Common Stock in the Qualified Public Offering taking place on the date of exchange. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subsection 7C, be deliverable upon any such exchange, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Exchangeable Preferred Stock for exchange an amount in cash equal to the fair value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

     7D. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the exchange of the Exchangeable Preferred Stock and the Dividend Shares as herein provided, such number of shares of Common Stock as shall then be issuable upon the exchange of all outstanding shares of Exchangeable Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.
     7E. No Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock which are exchanged into shares of Common Stock as provided herein shall not be reissued.
     7F. Issue Tax. The issuance of certificates for shares of Common Stock upon exchange of the Exchangeable Preferred Stock and the Dividend Shares shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of the certificate in a name other than that of the holder of Exchangeable Preferred Stock and/or Dividend Shares that are being exchanged.
     7G. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Exchangeable Preferred Stock or of any shares of Common Stock issued or issuable upon the exchange of any shares of Exchangeable Preferred Stock in any manner which interferes with the timely exchange of such Exchangeable Preferred Stock.
     7H. Definition of Common Stock. As used in this paragraph 7, the term “Common Stock” shall mean the Corporation’s authorized Common Stock, $.01 par value, as constituted on March 18, 1998.
Section C. Convertible Preferred Stock.
     1. Dividends. The holders of shares of Convertible Preferred Stock shall be entitled to receive pay-in-kind dividends at the rate of $7 per share per annum, subject to reduction as set forth herein (the “Dividend Rate”) and subject also to the provisions of the first and second sentences of subsection 2C of Section D of this Article IV, and no more, which dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each such date being referred to for purposes of this paragraph 1 as a “Quarterly Payment Date”) by the issuance on each Quarterly Payment Date of .0175 shares of Series E Preferred Stock, and no more (subject to the provisions of subsection 2E), on each share of Convertible Preferred Stock that shall then be outstanding, to the holders of record of Convertible Preferred Stock as they appear on the stock books of the Corporation on record dates fixed by the Board of Directors of the Corporation not more than 60 nor less than 10 days preceding each Quarterly Payment Date; provided, however, that if any Quarterly Payment Date is not a Business Day, such issuance of Series E Preferred Stock shall occur on the next succeeding Business Day. For purposes hereof, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday. Such dividends shall be cumulative and shall accrue from and after the date of issue. The amount of the dividends payable per share of Convertible Preferred Stock for the initial dividend period and any period shorter than a full quarterly period shall be computed pro rata on the basis of a 360-day year consisting of twelve 30-day months.
     In the event that the Corporation consummates a public offering of Common Stock of the Corporation registered under the Securities Act of 1933, as amended (the “Securities Act”), with gross proceeds to the Corporation of at least $40,000,000 (a “Qualified Public Offering”), and concurrently with such Qualified Public Offering the Series A Preferred Stock and Series B Preferred Stock (collectively, the “Exchangeable Preferred Stock”) are redeemed or exchanged for Common Stock (in whole or in part) in accordance with subsection 2A and paragraph 7, respectively, of Section B of this Article IV, the Dividend Rate shall be reduced by multiplying the Dividend Rate by a fraction, the numerator of which is the number of shares, if any, of Exchangeable Preferred Stock outstanding after such redemption and/or exchange and the denominator of which is the number of shares of Exchangeable Preferred Stock outstanding on March 18, 1998, it being understood that once all shares of Exchangeable Preferred Stock have been redeemed or exchanged, the Dividend Rate shall be zero. Thereafter, upon each subsequent redemption or exchange of the Exchangeable Preferred Stock, the Dividend Rate shall be further reduced by multiplying the Dividend Rate then in effect by a fraction, the numerator of which is the number of shares of Exchangeable Preferred Stock outstanding after such redemption and/or exchange and the denominator of which is the number of shares of Exchangeable Preferred Stock that were outstanding immediately prior to such redemption and/or exchange.
     At any time when any shares of Convertible Preferred Stock are outstanding, without the prior consent of the holders of 66-2/3% of the outstanding shares of Convertible Preferred Stock, no dividend whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any Common Stock or Non-Voting Common Stock, other than a dividend or distribution payable in shares of Common Stock and/or Non-Voting Common Stock, nor shall any shares of Common Stock or Non-Voting Common Stock be purchased or redeemed by the Corporation or any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock or Non-Voting Common Stock, except for the repurchase of shares (x) from participants under a stock option or stock purchase plan approved by the Board of Directors of the Corporation or (y) pursuant to the employment agreements approved by the Board of Directors of the Corporation.
     In the event that the Corporation shall (with the consent of the holders of 66-2/3% of the Convertible Preferred Stock as aforesaid) pay a dividend on the Common Stock and/or the Non-Voting Common Stock (other than a dividend payable in shares of Common Stock and/or Non-Voting Common Stock) at any time when any shares of Convertible Preferred Stock are outstanding, the holders of shares of Convertible Preferred Stock shall be entitled to receive a dividend equal to the dividend that would have been payable to such holder if the shares of Convertible Preferred Stock held by such holder had been converted into Common Stock or Non-Voting Common Stock, as the case may be, on the date of determination of holders of

Common Stock and/or Non-Voting Common Stock entitled to receive such dividend, which dividend shall be in addition to, and not in lieu of, any pay-in-kind dividends otherwise payable on any Quarterly Payment Date in accordance with the terms hereof.
     2. Redemption. The shares of Convertible Preferred Stock shall be redeemable as follows:
     2A. Mandatory Redemption. Except and to the extent expressly prohibited by applicable law (references herein to applicable law shall include, without limitation, the rules and regulations of the Louisiana Department of Insurance) and subject to subsection 2E, upon the (1) sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any person or persons; or (2) acquisition of beneficial ownership by any person or persons (other than Welsh, Carson, Anderson & Stowe VII, L.P. or any of its affiliates), in a single transaction or a series of related transactions, of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, other than by way of a public offering of equity securities of the Corporation (a “Public Offering”) registered under the Securities Act; (each of the foregoing, a “Change of Control”), the Corporation shall redeem (in the manner and with the effect provided in subsections 2C through 2G below, as applicable) all outstanding shares of Convertible Preferred Stock and until the Redemption Price (as defined herein) therefore shall have been paid in full (or funds set aside for payment thereof) in accordance with this paragraph 2, no payment or distribution shall be made upon any Series A Preferred Stock, Series B Preferred Stock, Common Stock or Non-Voting Common Stock (other than a distribution solely of shares of Common Stock or Non-Voting Common Stock).
     For purposes of this subsection 2A: (i) the term “person” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable; (ii) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events; (iii) any “person” will be deemed to beneficially own any voting stock of the Corporation so long as such person beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Corporation; and (iv) the term “affiliate” shall have the meaning set forth in Section 405 of the Securities Act.
     A Change of Control is sometimes referred to herein as a “Mandatory Redemption Event,” and any redemption of Convertible Preferred Stock pursuant to this subsection 2A upon the occurrence of a Mandatory Redemption Event is sometimes referred to herein as a “Mandatory Redemption”.

     2B. Redemption at Corporation’s Option. The Corporation may, in its sole discretion, redeem (an “Optional Redemption”) at any time after March 18, 2003 (in the manner and with the effect provided in subsections 2C through 2G below, as applicable), all (but not less than all) of the then outstanding shares of Convertible Preferred Stock. The date of a Mandatory Redemption or Optional Redemption is sometimes referred to herein as a “Redemption Date”.
     2C. Redemption Price. In the event of a Mandatory Redemption in accordance with subsection 2A hereof, the Convertible Preferred Stock to be so redeemed on a Redemption Date shall be redeemed by paying for each such share the cash sum of (A) $100, plus (B) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to such Redemption Date. In the event of an Optional Redemption in accordance with subsection 2B hereof, the Convertible Preferred Stock to be so redeemed on a Redemption Date shall be redeemed by paying for each share of Convertible Preferred Stock a cash amount equal to the sum of (A) $103.50, plus (B) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to such Redemption Date. In each case, such sum is herein sometimes referred to as the “Redemption Price”.
     2D. Notice of Redemption. Not less than 30 days prior to a Mandatory Redemption Event or an Optional Redemption, as the case may be, notice shall be given by the Corporation by facsimile and by mail, postage prepaid, to the holders of record of the Convertible Preferred Stock, such notice to be addressed to each such stockholder at its address or facsimile number, as applicable, as shown on the stock transfer records of the Corporation, specifying the occurrence of a Mandatory Redemption Event or an Optional Redemption, as the case may be, the applicable Redemption Price, the place of such redemption and the Redemption Date, which date shall be a Business Day. Such notice shall also set forth the number of shares to be redeemed from each holder of record of Convertible Preferred Stock.
     If such notice shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside and continue to be available therefore, then, notwithstanding that any certificate for shares of Convertible Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefore (without interest thereon).
     2E. Limitation on Redemption or Dividends; Partial Redemption. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be obligated to, and shall not, redeem shares of Convertible Preferred Stock on any Redemption Date or pay any dividends thereon if and to the extent that payment of such redemption or dividend (i) would in the good faith determination of the Board of

Directors of the Corporation cause the Corporation not to maintain its then current rating by the A.M. Best rating agency or any successor thereto after giving effect to such payment or (ii) would contravene applicable law; provided, however, that any shares of Convertible Preferred Stock that the Corporation is obligated to redeem and are not redeemed pursuant to this subsection 2E shall be redeemed as soon as possible after the Redemption Date and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in paragraph 1.
     Notwithstanding anything to the contrary herein, without the prior written consent of the lender(s) under the Credit Agreement (as defined herein), the Corporation shall not be obligated to, and shall not, redeem any shares of Convertible Preferred Stock on any Redemption Date (whether in an Optional Redemption, a Mandatory Redemption or otherwise) if any obligations of the Corporation remain unpaid or otherwise unsatisfied under, or there exists any commitment to lend funds under, the Credit Agreement, dated as of November 7, 1997, between the Corporation and Bank of America National Trust and Savings Association (as from time to time amended, restated or refinanced, the “Credit Agreement”). Any shares of Convertible Preferred Stock that would, but for the preceding sentence, be required to be redeemed on any Redemption Date shall be redeemed as soon as possible thereafter (subject to compliance with the preceding sentence) and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in paragraph 1.
     In case of a Mandatory Redemption of less than all of the shares of Convertible Preferred Stock pursuant to this subsection 2E on a Redemption Date, all shares of Convertible Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each registered holder in whole shares, as nearly as practicable to the nearest whole share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Convertible Preferred Stock at the time outstanding.
     2F. Surrender of Shares. Any holder of shares of Convertible Preferred Stock to be redeemed upon a Redemption Date shall surrender a certificate or certificates for the Convertible Preferred Stock so to be redeemed to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred Stock) at any time during its usual business hours prior to the Redemption Date.
     2G. Redeemed Shares to Be Retired. Any shares of Convertible Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently canceled and retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Convertible Preferred Stock accordingly.

     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the shares of Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Series A Preferred Stock, Series B Preferred Stock, Common Stock or Non-Voting Common Stock, but pari passu with the holders of the shares of Series E Preferred Stock, to be paid a cash amount for each such share equal to the greater of (i) the sum of (A) $100 plus (B) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to the date of such Liquidation Event or (ii) the amount distributable to the holders of Convertible Preferred Stock upon any such liquidation, dissolution or winding up of the Corporation had such holders converted such shares of Convertible Preferred Stock into Common Stock or Non-Voting Common Stock, as the case may be, in accordance with paragraph 4 below immediately prior to such liquidation, dissolution or winding up, and the holders of Convertible Preferred Stock shall not be entitled to any further payment. Such amounts to be so paid are sometimes referred to herein as the “Liquidation Payments”. If upon such Liquidation Event, the assets of the Corporation to be distributed among the holders of Convertible Preferred Stock and the holders of the Series E Preferred Stock shall be insufficient to permit payment to the holders of Convertible Preferred Stock and the holders of the Series E Preferred Stock of the amounts distributable as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Convertible Preferred Stock and the holders of Series E Preferred Stock. Upon any Liquidation Event, after the holders of Convertible Preferred Stock and the holders of Series E Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock until they have been paid the full amounts to which they are entitled and any remaining net assets shall be distributed to the holders of the Common Stock and the Non-Voting Common Stock. Written notice of such Liquidation Event stating a payment date, the amount of Liquidation Payments and the place where said sums shall be payable shall be given by facsimile and by mail, postage prepaid, not more than 30 days after the date of such Liquidation Event, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each stockholder at its post office address or facsimile number, as applicable, as shown by the records of the Corporation; provided, however, that failure to give notice pursuant to this sentence shall not invalidate the action involved. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph.
     4. Conversion.
     4A. Right to Convert. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock (except that upon any redemption of Convertible Preferred Stock or liquidation of the Corporation the right of conversion shall terminate, as to shares to be redeemed or as to all shares in the case of a liquidation, at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Convertible Preferred

Stock) into such number of fully paid and nonassessable whole shares of Common Stock (in the case of the Series C Preferred Stock) or Non-Voting Common Stock (in the case of the Series D Preferred Stock) as is obtained by multiplying the number of shares of such Convertible Preferred Stock so to be converted by $100 and dividing the result by the conversion price of $521.50 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”). Such rights of conversion shall be exercised by the holder of such shares by giving written notice that the holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock or Non-Voting Common Stock, as the case may be, and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock or Non-Voting Common Stock, as the case may be, shall be issued.
     4B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Corporation of the written notice referred to in subsection 4A and surrender of the certificate or certificates for the share or shares of the Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the number of whole shares of Common Stock or Non-Voting Common Stock, as the case may be, issuable upon the conversion of such share or shares of Convertible Preferred Stock, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock or Non-Voting Common Stock, as the case may be, shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
     4C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Convertible Preferred Stock into Common Stock or Non-Voting Common Stock. To the extent that any dividends payable in shares of Series E Preferred Stock (“Dividend Shares”) are accrued but unpaid with respect to the Convertible Preferred Stock so converted, the Corporation shall issue such Dividend Shares on the next succeeding Quarterly Payment Date (subject to the provisions of the first and second sentences of subsection 2C of Section D of this Article IV). In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Convertible Preferred Stock, represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock or Non-Voting Common Stock would, except for the provisions of the first sentence of this subsection 4C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the fair value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.
     4D. Adjustment of Price Upon Issuance of Common Stock or Non-Voting Common Stock. Except as provided in subsection 4E hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subsections 4D(l) through 4D(7) deemed to have issued or sold, any shares of its Common Stock or Non-Voting Common Stock without consideration or for a consideration per share less than the Conversion Price or, on or after a Public Offering, the Market Price (as defined herein) (in lieu of the Conversion Price) in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock and Non-Voting Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock and Non-Voting Common Stock issuable upon conversion of outstanding Convertible Preferred Stock and issuable upon exercise of outstanding Series A Warrants and Series B Warrants dated as of September 2, 1997 (the “Warrants”) to purchase Common Stock) multiplied by the then existing Conversion Price or, on or after a Public Offering, the then existing Market Price (in lieu of the Conversion Price), and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock and Non-Voting Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock and Non-Voting Common Stock issuable upon conversion of outstanding Convertible Preferred Stock and issuable upon exercise of outstanding Warrants, without giving effect to any adjustment in the number of shares so issuable by reason of such issue and sale).
     No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.
     For purposes of this subsection 4D, “Market Price” with respect to any share of Common Stock or Non-Voting Common Stock means the market price of a share of Common Stock of the Corporation determined on the basis of (1) the last sale price of shares of Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the

Common Stock is then listed or admitted to trading, or (2) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange but the Common Stock is designated as a national market system security by the National Association of Securities Dealers, the last trading price of the Common Stock on such date.
     For purposes of this subsection 4D, the following subsections 4D(l) to 4D(7) shall also be applicable:
     4D(1). Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or Non-Voting Common Stock or any stock or securities convertible into or exchangeable for Common Stock or Non-Voting Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock or Non-Voting Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock and Non-Voting Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price or, on or after a Public Offering, the Market Price (in lieu of the Conversion Price) in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock and Non-Voting Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection 4D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or Non-Voting Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock or Non-Voting Common Stock upon conversion or exchange of such Convertible Securities.
     4D(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock or Non-Voting Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock and Non-Voting Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price or, on or after a Public Offering, the Market Price (in lieu of the Conversion Price) in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock and Non-Voting Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subsection 4D(3) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or Non-Voting Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subsection 4D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
     4D(3). Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 4D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsection 4D(1) or 4D(2), or the rate at which any Convertible Securities referred to in subsection 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock or Non-Voting Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock or Non-Voting Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subsection 4D(1) or the rate at which any Convertible Securities referred to in subsection 4D(l) or 4D(2) are convertible into or exchangeable for Common Stock or Non-Voting Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock or Non-Voting Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock or Non-Voting Common Stock and had adjustments been made upon the issuance of the shares of Common Stock or Non-Voting Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.
     4D(4). Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Non-Voting Common Stock, Options or Convertible Securities, any Common Stock, Non-Voting Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock and Non-Voting Common Stock into a greater number of shares, as provided in subsection 4D(5) hereof.
     4D(5). Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock or Non-Voting Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock or Non-Voting Common Stock payable in shares of Common Stock or Non-Voting Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock or Non-Voting Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     4D(6). Consideration for Stock. In case any shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefore, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.
     4D(7). Record Date. In case the Corporation shall take a record of the holders of its Common Stock or Non-Voting Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Non-Voting Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Non-Voting Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock or Non-Voting Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     4E. Certain Issues of Common Stock and Non-Voting Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Common Stock or Non-Voting Common Stock upon conversion of Convertible Preferred Stock or the issuance of Common Stock upon conversion of the Non-Voting Common Stock or upon exercise of the Warrants, (ii) the issuance of shares of Common Stock or Non-Voting Common Stock to be reserved for issuance to employees of the Corporation either directly or pursuant to stock options, in either case pursuant to a plan approved by the Board of Directors of the Corporation and (iii) the issuance of shares of Common Stock or Non-Voting Common Stock in connection with acquisitions by the Corporation. Notwithstanding the foregoing, in the case of an issuance of shares of Common Stock or Non-Voting Common Stock in connection with an acquisition of a business entity that is affiliated with Welsh, Carson, Anderson & Stowe VII, L.P., or Sprout Capital VII, L.P., the holders of not less than a majority of the then outstanding shares of Convertible Preferred Stock may require that the Corporation retain a nationally recognized investment banking firm to deliver a written opinion to the effect that the number of shares of Common Stock or Non-Voting Common Stock issued in such acquisition is fair to the holders of the Convertible Preferred Stock from a financial point of view (a “Fairness Opinion”). If such investment banking firm is unable to deliver a Fairness Opinion or opines that such Common Stock or Non-Voting Common Stock has not been fairly valued, the Corporation shall be required to make an appropriate adjustment of the Conversion Price upon the issuance of such securities. If such investment banking firm delivers such a Fairness Opinion, no adjustment of the Conversion Price shall be required upon the issuance of such securities, and the costs incurred by the Corporation in retaining such investment banking firm shall be borne by the holders of Convertible Preferred Stock requesting the Fairness Opinion. Such costs shall be allocated pro rata among such holders on the basis of the number of shares of Convertible Preferred Stock held by each.
     4F. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger, other than a consolidation or merger resulting in a Change of Control) that holders of Common Stock and/or Non-Voting Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock and/or Non-Voting Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock and/or Non-Voting Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock and/or Non-Voting Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the

Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification of the Conversion Price to the value for the Common Stock and/or Non-Voting Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of Common Stock and/or Non-Voting Common Stock of the surviving Corporation are issuable to holders of Common Stock and/or Non-Voting Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock and/or Non-Voting Common Stock of the Corporation.
     4G. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by facsimile and by first class mail, postage prepaid, addressed to each holder of shares of Convertible Preferred Stock at the address or facsimile number, as applicable, of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     4H. Other Notices. In case at any time:
     (1) the Corporation shall declare any dividend upon its Common Stock and/or Non-Voting Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock and/or Non-Voting Common Stock;
     (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock and/or Non-Voting Common Stock any additional shares of stock of any class or other rights;
     (3) there shall be a reorganization, reclassification or Change of Control;
     (4) there shall be a Public Offering or a Qualified Public Offering; or
     (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then, in any one or more of said cases, the Corporation shall give, by facsimile and by first class mail, postage prepaid, addressed to each holder of any shares of Convertible Preferred Stock at the address or facsimile number, as applicable, of such holder as shown on the books of the Corporation, (a) at least 30 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, or (b) in the case of any such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, at least 30 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock and/or Non-Voting Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and/or Non-Voting Common Stock shall be entitled to exchange their Common Stock and/or Non-Voting Common Stock for securities or other property deliverable upon such reorganization, reclassification, Change of Control, dissolution, liquidation or winding up, as the case maybe.
     4I. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock as herein provided, such number of shares of Common Stock and Non-Voting Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. All shares of Common Stock and Non-Voting Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock and Non-Voting Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock and Non-Voting Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock or Non-Voting Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock or Non-Voting Common Stock issued and issuable after such action upon conversion of the Convertible Preferred Stock would exceed the total number of shares of Common Stock or Non-Voting Common Stock then authorized by the Corporation’s Articles of Incorporation.
     4J. No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock which are converted into shares of Common Stock or Non-Voting Common Stock as provided herein shall not be reissued.
     4K. Issue Tax. The issuance of certificates for shares of Common Stock or Non-Voting Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

     4L. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock or Non-Voting Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock.
     4M. Definition of Common Stock and Non-Voting Common Stock. As used in this paragraph 4, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $.01 par value and the term “Non-Voting Common Stock” shall mean and include the Corporation’s authorized Convertible Non-Voting Common Stock, $.01 par value, in each case as constituted on March 18, 1998 and such terms shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of the Series C Preferred Stock of the Corporation and the shares of Non-Voting Common Stock receivable upon conversion of shares of Series D Preferred Stock of the Corporation, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection 4D(5), shall include only shares designated as Common Stock or Non-Voting Common Stock of the Corporation, as the case may be, on March 18, 1998.
     4N. Mandatory Conversion. The Convertible Preferred Stock shall automatically convert, without any further action by the Corporation, if at any time after September 18, 1999 the Corporation shall have consummated a Qualified Public Offering at a price to the public per share of at least $651.60 (appropriately adjusted to reflect stock splits, combinations, stock dividends and the like). In addition, the Convertible Preferred Stock may be converted by the Corporation (i) at any time after the Corporation shall have consummated a Public Offering or (ii) concurrently with a Change of Control; provided, however, that such conversion may only be effected (x) after September 18, 1999 and (y) if the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, as applicable, as quoted by NASD Automated Quotation System, for the 20 trading days immediately preceding the date upon which the Corporation shall effect such conversion, or the proceeds from such Change of Control transaction, as the case may be, results in a per share value for the outstanding Common Stock of the Corporation of at least $651.60.
     5. Voting Rights. Except as otherwise provided by law and these Articles of Incorporation, (i) the holders of Series C Preferred Stock shall be entitled to one vote for each share of Common Stock which would be issuable to such holder upon the conversion of all the shares of Series C Preferred Stock so held on the record date for the determination of shareholders entitled to vote and shall vote together with the Common Stock as a class on all matters to be voted on by the shareholders of the Corporation and (ii) the holders of outstanding shares of Series D Preferred Stock shall not be entitled to vote on any matter on which the shareholders of the Corporation shall be entitled to vote, and shares of Series D Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.
     6. Restrictions. At any time when shares of Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by these Articles of Incorporation and in addition to any other vote required by law, without the prior consent of the holders of 66-2/3% of the outstanding shares of Convertible Preferred Stock, given in person or by proxy and voting separately as a class, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Convertible Preferred Stock shall vote separately as a class:
     6A. The Corporation will not (i) create or authorize the creation of any additional class of shares of stock unless the same ranks junior to the Convertible Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (ii) increase the authorized amount of the Convertible Preferred Stock or increase the authorized amount of any additional class of shares of stock unless the same ranks junior to the Convertible Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or (iii) create or authorize any obligation or security convertible into shares of Convertible Preferred Stock or into shares of any other class of stock unless the same ranks junior to the Convertible Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of these Articles of Incorporation or by merger, consolidation or otherwise; and
     6B. The Corporation will not amend, alter or repeal these Articles of Incorporation or its By-laws in any manner so as to adversely affect the relative rights and preferences of the Convertible Preferred Stock or adversely affect the Convertible Preferred Stock or the holders thereof.
Section D. Series E Preferred Stock.
     1. Dividends. The holders of shares of Series E Preferred Stock shall be entitled to receive pay-in-kind dividends at the rate of $7 per share per annum, subject to reduction as set forth herein (the “Dividend Rate”) and subject also to the provisions of the first and second sentences of subsection 2C hereof, and no more, which dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each such date being referred to for purposes of this paragraph 1 as a “Quarterly Payment Date”) by the issuance on each Quarterly Payment Date of .0175 shares of Series E Preferred Stock, and no more (subject to the provisions of subsection 2E), on each share of Series E Preferred Stock that shall then be outstanding, to the holders of record of Series E Preferred Stock as they appear on the stock books of the Corporation on record dates fixed by the Board of Directors of the Corporation not more than 60 nor less than 10 days preceding each Quarterly Payment Date; provided, however, that if any Quarterly Payment Date is not a Business Day, such issuance of Series E Preferred Stock shall occur on the next succeeding Business Day. For purposes hereof, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday. Such dividends shall be cumulative and shall accrue from and after the date of issue. The amount of the dividends payable per share of Series E Preferred Stock for the initial dividend period and any period shorter than a full quarterly period shall be computed pro rata on the basis of a 360-day year consisting of twelve 30-day months.
     In the event that the Corporation consummates a public offering of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, with gross proceeds to the Corporation of at least $40,000,000 (a “Qualified Public Offering”), and concurrently with such Qualified Public Offering the Series A Preferred Stock and Series B Preferred Stock (collectively, the “Exchangeable Preferred Stock”) are redeemed or exchanged for Common Stock (in whole or in part) in accordance with subsection 2A and paragraph 7, respectively, of Section B of this Article IV, the Dividend Rate shall be reduced by multiplying the Dividend Rate by a fraction, the numerator of which is the number of shares, if any, of Exchangeable Preferred Stock outstanding after such redemption and/or exchange and the denominator of which is the number of shares of Exchangeable Preferred Stock outstanding on March 18, 1998, it being understood that once all shares of Exchangeable Preferred Stock have been redeemed or exchanged, the Dividend Rate shall be zero. Thereafter, upon each subsequent redemption or exchange of the Exchangeable Preferred Stock, the Dividend Rate shall be further reduced by multiplying the Dividend Rate then in effect by a fraction, the numerator of which is the number of shares of Exchangeable Preferred Stock outstanding after such redemption and/or exchange and the denominator of which is the number of shares of Exchangeable Preferred Stock that was outstanding immediately prior to such redemption and/or exchange.
     At any time when any shares of Series E Preferred Stock are outstanding, without the prior consent of the holders of 66-2/3% of the outstanding shares of Series E Preferred Stock, no dividend whatsoever shall be declared or paid upon, nor shall any distribution be made upon, any Common Stock or Non-Voting Common Stock, other than a dividend or distribution payable in shares of Common Stock and/or Non-Voting Common Stock, nor shall any shares of Common Stock and/or Non-Voting Common Stock be purchased or redeemed by the Corporation or any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock or Non-Voting Common Stock, except for the repurchase of shares (x) from participants under a stock option or stock purchase plan approved by the Board of Directors of the Corporation or (y) pursuant to employment agreements approved by the Board of Directors of the Corporation.
     2. Redemption. The shares of Series E Preferred Stock shall be redeemable as follows:
     2A. Mandatory Redemption. (i) Except and to the extent expressly prohibited by applicable law (references herein to applicable law shall include, without limitation, the rules and regulations of the Louisiana Department of Insurance) and subject to subsection 2E, upon a Change of Control, the Corporation shall redeem (in the manner and with the effect provided in subsections 2C through 2G below, as applicable) all outstanding shares of Series E Preferred Stock.
     (ii) Except and to the extent expressly prohibited by applicable law and subject to subsection 2E, upon the consummation of any Public Offering, the Corporation shall cause the proceeds to the Corporation from such Public Offering to be used to redeem (in the manner and with the effect provided in subsections 2C through 2G below, as applicable) all outstanding shares of Series E Preferred Stock; provided, however, that if for any reason the proceeds from such Public Offering available for redemption are insufficient to redeem the Series E Preferred Stock as aforesaid and to redeem Exchangeable Preferred Stock as provided in subsection 2A of Section B of this Article IV, the Series E Preferred Stock and the Exchangeable Preferred Stock will be equally redeemed from such available proceeds on a “dollar for dollar” basis until the Series E Preferred Stock shall have been redeemed in full, whereupon the balance (if any) of proceeds available for redemption shall be used to redeem the Exchangeable Preferred Stock in accordance with such subsection 2A.
     A Change of Control or a Public Offering is sometimes referred to herein as a “Mandatory Redemption Event,” and any redemption of Series E Preferred Stock pursuant to this subsection 2A upon the occurrence of a Mandatory Redemption Event is sometimes referred to herein as a “Mandatory Redemption.”
     2B. Redemption at Corporation’s Option. The Corporation may, in its sole discretion, redeem (an “Optional Redemption”) at any time (in the manner and with the effect provided in subsections 2C through 2G below, as applicable), all (but not less than all) of the then outstanding shares of Series E Preferred Stock. The date of a Mandatory Redemption or Optional Redemption is sometimes referred to herein as a “Redemption Date”.
     2C. Redemption Price. In the event of a Mandatory Redemption in accordance with subsection 2A hereof, the Series E Preferred Stock to be so redeemed on a Redemption Date shall be redeemed by paying for each such share the cash sum of (A) $100, plus (B) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to such Redemption Date; provided, however, that in the event a Public Offering causes a Mandatory Redemption of Series E Preferred Stock prior to March 18, 1999, such sum per share shall equal $3,592,952 divided by the number of outstanding shares of Series E Preferred Stock. Thereafter, no dividends shall accrue or be payable in respect of the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock, whether in cash or in shares of Series E Preferred Stock, until (and then only to the extent that) the aggregate cash value of such dividends (without giving effect to the provisions of this sentence) is greater than (x) the amount actually paid on the Redemption Date minus (y) the amount that would have been payable on such Redemption Date without giving effect to the proviso in the preceding sentence. In the event of an Optional Redemption in accordance with subsection 2B hereof, the Series E Preferred Stock to be so redeemed on a Redemption Date shall be redeemed by paying for each share of Series E Preferred Stock a cash amount equal to the sum of (A) $100, plus (B) the cash value (calculated at the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to such Redemption Date. In each case, such sum is herein sometimes referred to as the “Redemption Price”.
     2D. Notice of Redemption. Not less than 30 days prior to a Mandatory Redemption Event or an Optional Redemption, as the case may be, notice shall be given by the Corporation by facsimile and by mail, postage prepaid, to the holders of record of the Series E Preferred Stock, such notice to be addressed to each such stockholder at its address or facsimile number, as applicable, as shown on the stock transfer records of the Corporation, specifying the Mandatory Redemption Event or the occurrence of an Optional Redemption, the applicable Redemption Price, the place of such redemption and the Redemption Date, which date shall be a Business Day. Such notice shall also set forth the number of shares to be redeemed from each holder of record of Series E Preferred Stock.
     If such notice shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside and continue to be available therefore, then, notwithstanding that any certificate for shares of Series E Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith cease after the close of business on the Redemption Date, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefore (without interest thereon).
     2E. Limitation on Redemption or Dividends; Partial Redemption. Notwithstanding anything to the contrary set forth herein, the Corporation shall not be obligated to, and shall not, redeem shares of Series E Preferred Stock on any Redemption Date or pay any dividends thereon if and to the extent that payment of such redemption or dividend (i) would in the good faith determination of the Board of Directors of the Corporation cause the Corporation not to maintain its then current rating by the A.M. Best rating agency or any successor thereto after giving effect to such payment or (ii) would contravene applicable law; provided, however, that any shares of Series E Preferred Stock that the Corporation is obligated to redeem and are not redeemed pursuant to this subsection 2E shall be redeemed as soon as possible after the Redemption Date and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in paragraph 1.
     Notwithstanding anything to the contrary herein, without the prior written consent of the lender(s) under the Credit Agreement (as defined herein), the Corporation shall not be obligated to, and shall not, redeem any shares of Series E Preferred Stock on any Redemption Date (whether in an Optional Redemption, a Mandatory Redemption or otherwise) if any obligations of the Corporation remain unpaid or otherwise unsatisfied under, or there exists any commitment to lend funds under, the Credit Agreement, dated as of November 7, 1997, between the Corporation and Bank of America National Trust and Savings Association (as from time to time amended, restated or refinanced, the “Credit Agreement”). Any shares of Series E Preferred Stock that would, but for the preceding sentence, be required to be redeemed on any Redemption Date shall be redeemed as soon as possible thereafter (subject to compliance with the preceding sentence) and to the extent that such redemption is permitted by this subsection 2E, and in such event dividends shall continue to accrue on such shares as provided in paragraph 1.

     In case of a Mandatory Redemption of less than all of the shares of Series E Preferred Stock pursuant to this subsection 2E on a Redemption Date, all shares of Series E Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from each registered holder in whole shares, as nearly as practicable to the nearest whole share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series E Preferred Stock at the time outstanding.
     2F. Surrender of Shares. Any holder of shares of Series E Preferred Stock to be redeemed upon a Redemption Date shall surrender a certificate or certificates for the Series E Preferred Stock so to be redeemed to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series E Preferred Stock) at any time during its usual business hours prior to the Redemption Date.
     2G. Redeemed Shares to Be Retired. Any shares of Series E Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently canceled and retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series E Preferred Stock accordingly.
     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the shares of Series E Preferred Stock shall be entitled, before any distribution or payment is made upon any Series A Preferred Stock, Series B Preferred Stock, Common Stock or Non-Voting Common Stock, but pari passu with the holders of the shares of Convertible Preferred Stock, to be paid a cash amount for each such share the sum of (A) $100 plus (B) the cash value (calculated a the rate of $100 per share) of all accrued and unpaid dividends thereon from the most recent Quarterly Payment Date on which dividends were paid to the date of such Liquidation Event, and the holders of Series E Preferred Stock shall not be entitled to any further payment. Such amounts to be so paid are sometimes referred to herein as the “Liquidation Payments”. If upon such Liquidation Event, the assets of the Corporation to be distributed among the holders of Series E Preferred Stock and the holders of Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series E Preferred Stock and the holders of Convertible Preferred Stock of the amounts distributable as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series E Preferred Stock and the holders of the Convertible Preferred Stock. Upon any Liquidation Event, after the holders of Series E Preferred Stock and the holders of the Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock until they have been paid the full amounts to which they are entitled and any remaining net assets shall be distributed to the holders of the Common Stock and the Non-Voting Common Stock. Written notice of such Liquidation Event stating a payment date, the amount of Liquidation Payments and the place where said sums shall be payable shall be given by facsimile and by mail, postage prepaid, not more than 30 days after the date of such Liquidation Event, to the holders of record of Series E Preferred Stock, such notice to be addressed to each stockholder at its post office address or facsimile number, as applicable, as shown by the records of the Corporation; provided, however, that failure to give notice pursuant to this sentence shall not invalidate the action involved. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph.
     4. Voting Rights. Except as otherwise provided by law and these Articles of Incorporation, the holders of Series E Preferred Stock shall not be entitled to vote on any matters on which the shareholders of the Corporation shall be entitled to vote, and shares of Series E Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.
     5. Restrictions. At any time when any shares of Series E Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by these Articles of Incorporation and in addition to any other vote required by law, without the prior consent of the holders of 66-2/3% of the outstanding shares of Series E Preferred Stock, given in person or by proxy and voting separately as a class, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series E Preferred Stock shall vote separately as a class:
     5A. The Corporation will not (i) create or authorize the creation of any additional class of shares of stock unless the same ranks junior to the Series E Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (ii) increase the authorized amount of the Series E Preferred Stock or increase the authorized amount of any additional class of shares of stock unless the same ranks junior to the Series E Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or (iii) create or authorize any obligation or security convertible into shares of Series E Preferred Stock or into shares of any other class of stock unless the same ranks junior to the Series E Preferred Stock both as to dividends and as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of these Articles of Incorporation or by merger, consolidation or otherwise; and
     5B. The Corporation will not amend, alter or repeal these Articles of Incorporation or its By-laws in any manner so as to adversely affect the relative rights and preferences of the Series E Preferred Stock or adversely affect the Series E Preferred Stock or the holders thereof.
Section E. Powers, Rights and Privileges of Common Stock and Non-Voting Common Stock.
     Except as otherwise provided herein or as otherwise required by law, all shares of Common Stock and Non-Voting Common Stock shall be identical in all respects and shall entitle the holders thereof to the same powers, rights and privileges, subject to the same qualifications, limitations and restrictions. The powers, rights and privileges, and the qualifications, limitations and restrictions thereof in respect of the Common Stock and Non-Voting Common Stock are as set forth below:
     1. Voting Rights.
     (a) Common Stock. Except as otherwise provided herein or as otherwise required by law, each holder of outstanding shares of Common Stock shall be entitled to vote on all matters on which the shareholders of the Corporation shall be entitled to vote, and each such holder of Common Stock shall be entitled to one vote on such matters for each share of such stock held by such holder.
     (b) Non-Voting Common Stock. Except as otherwise provided herein or as otherwise required by law, holders of outstanding shares of Non-Voting Common Stock shall not be entitled to vote on any matter on which the shareholders of the Corporation shall be entitled to vote, and shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.
     2. Dividends. Subject to the prior rights of the holders of Exchangeable Preferred Stock, Convertible Preferred Stock, Series E Preferred Stock and Junior Preferred Stock, the Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock and Non-Voting Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution shall be payable ratably on all shares of Common Stock and Non-Voting Common Stock, as if the same constituted a single class; provided, however, that in the case of dividends payable in shares of common stock of the Corporation, or options, warrants or rights to acquire shares of such common stock, or securities convertible into or exchangeable for shares of such common stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock, in the case of dividends or distributions payable on the Common Stock, and Non-Voting Common Stock, in the case of dividends or distributions payable on the Non-Voting Common Stock.
     3. Liquidation. In the event of any Liquidation Event, after payment shall have been made to holders of the Exchangeable Preferred Stock, Convertible Preferred Stock, Series E Preferred Stock and Junior Preferred Stock of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock and Non-Voting Common Stock shall be entitled, to the exclusion of such holders of Exchangeable Preferred Stock, Convertible Preferred Stock, Series E Preferred Stock and Junior Preferred Stock, to share ratably based upon the number of shares of Common Stock and Non-Voting Common Stock held by them, as if such shares constituted a single class, in all remaining assets of the Corporation available for distribution to its shareholders.
     4. Conversion.
     (a) Conversion of Non-Voting Common Stock. Subject to and upon compliance with the provisions of this paragraph 4, the holder of any share or shares of Non-Voting Common Stock shall have the right at any time, at its option, to convert any such shares of Non-Voting Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on Non-Voting Common Stock) into an equal number of fully paid and nonassessable whole shares of Common Stock.
     (b) Conversion Procedure. Each conversion of shares of Non-Voting Common Stock of the Corporation into shares of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the record holder of the shares represented by the surrendered certificates (the “Surrendered Shares”), stating the number of such Surrendered Shares that such holder desires to convert (the shares into which such shares are to be converted being the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will (i) issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares (which shall contain such legends as were set forth on the surrendered certificate or certificates) and (ii) deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any Surrendered Shares that were not converted. To the extent permitted by law, such conversion shall be deemed to have been effected immediately prior to the close of business on the day the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Non-Voting Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
     (c) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, then the Non-Voting Common Stock shall be similarly subdivided, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, then the number of shares of Non-Voting Common Stock immediately prior to such combination shall be proportionately reduced. Upon any such event, the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Common Stock and Non-Voting Common Stock at the address of such holder as shown on the books of the Corporation.
     (d) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. If the Corporation (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall permit any other corporation or entity to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of Common Stock shall be converted into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) shall transfer all or substantially all of its properties or assets to any other corporation or entity, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a change from par to no-par value stock or from no-par to par value stock), then, and in each such event, proper provision shall be made so that, if any shares of Non-Voting Common Stock shall thereafter remain outstanding, upon the basis and the terms and in the manner provided in this paragraph, each holder of such shares of Non-Voting Common Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which such holders would have been entitled upon such consummation if such holder had converted such shares of Non-Voting Common Stock immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this subsection (D). Anything contained in this paragraph to the contrary notwithstanding, the Corporation will not effect any of the transactions described in clauses (i) through (iv) above unless, prior to the consummation thereof, each corporation (other than the Corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of any shares of Non-Voting Common Stock remaining outstanding after such transaction shall assume, by written instrument delivered to each holder of shares of Non-Voting Common Stock, the obligation to deliver to such holder such shares of stock, securities, cash or property as such holder may be entitled to receive upon such conversion.
     (e) Notice of Adjustment. Upon any adjustment made pursuant to subsection 4(d), then and in each such case the Corporation shall give written notice thereof, by facsimile and by first class mail, postage prepaid, addressed to each holder of shares of Non-Voting Common Stock at the address or facsimile number, as applicable, of such holder as shown on the books of the Corporation, which notice shall state the number of shares of Common Stock or other securities, cash or property issuable upon conversion of the Non-Voting Common Stock resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     (f) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or its treasury shares, solely for the purpose of issuance upon the conversion of shares of Non-Voting Common Stock, such number of shares of Common Stock as are then issuable upon the conversion of all outstanding shares of Non-Voting Common Stock.
     (g) No Charge. The issuance of certificates for shares of Common Stock upon conversion of the shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Non-Voting Common Stock converted.
     (h) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Non-Voting Common Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Non-Voting Common Stock in any manner which interferes with the timely conversion of such Non-Voting Common Stock.
ARTICLE V
COMMENCEMENT OF BUSINESS
     The Corporation will not commence business until it has received consideration for the issuance of its shares of the value of $1,000.00, consisting of money, labor done or property actually received.
ARTICLE VI
REGISTERED OFFICE
     The street address of the Corporation’s registered office is as follows:
350 N. St. Paul, Suite 2900
Dallas, Texas 75201
ARTICLE VII
REGISTERED AGENT
     The name of the Corporation’s registered agent at the Corporation’s registered office is CT Corporation System.
ARTICLE VIII
DIRECTORS
     The names of the current Directors of the Corporation are:
C. Allen Bradley, Jr.
Jared A. Morris
Paul B. Queally
Sean M. Traynor
     The address of each of the Directors is 2301 Highway 190 West, DeRidder, Louisiana 70634.

ARTICLE IX
DENIAL OF PRE-EMPTIVE RIGHTS
     The statutory right of any shareholder of the Corporation to exercise preemptive rights to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied.
ARTICLE X
NON-CUMULATIVE VOTING
     Cumulative voting is expressly prohibited.
ARTICLE XI
BYLAWS
     The power to amend or repeal the Bylaws or to adopt new Bylaws shall be vested in either the shareholders or the Board of Directors of the Corporation, subject to the shareholders providing in amending, repealing or adopting a particular Bylaw that it may not be amended or repealed by the Board of Directors of the Corporation.
ARTICLE XII
ELECTION OF DIRECTORS
     12.1 Number of Directors. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.
     12.2 Classified Board of Directors. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, as determined by the Board of Directors. At each annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast by holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.
     12.3 Shareholder Nomination of Director Candidates and Introduction of Business. Advance notice of shareholder nominations for the election of Directors and advance notice of business to be brought by shareholders before an annual meeting shall be given in the manner provided in the Bylaws of the Corporation.
     12.4 Decrease in Number of Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

     12.5 No Requirement of Written Ballot. The election of the Directors may be conducted in any form adopted by the Board of Directors, and need not be by written ballot. In the event, however, that a majority of the shareholders vote to require written ballots, written ballots shall be used.
ARTICLE XIII
SPECIAL MEETINGS OF SHAREHOLDERS
     Special meetings of the shareholders, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors of the Corporation or the President and shall be called by the Secretary upon written request, stating the purpose or purposes therefor, by a majority of the whole Board of Directors or by the holders of at least 25% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.
ARTICLE XIV
INDEMNIFICATION
     Each person who is or was a Director or officer of the Corporation, or while a Director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise or other entity, shall be indemnified by the Corporation to the fullest extent that a corporation is required or permitted to grant indemnification to such person under the TBCA and the Texas Miscellaneous Corporation Laws Act, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The right to indemnification under this Article XIV shall extend to the heirs, executors, administrators and estate of any such Director or officer. The right to indemnification provided in this Article XIV (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article XIV. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article XIV to the extent provided by applicable laws. Any amendment or repeal of this Article XIV shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE XV
NO MONETARY LIABILITY OF DIRECTORS TO SHAREHOLDERS
     To the fullest extent permitted by the TBCA, as the same may be amended from time to time, or any other applicable laws presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. If the TBCA is hereafter amended to authorize, with the approval of a corporation’s shareholders, further elimination of the liability of a corporation’s directors for or with respect to any acts or omissions in the performance of their duties as directors of a corporation, then a Director of the Corporation shall not be liable for any such acts or omissions to the fullest extent permitted by the TBCA, as so amended. Any repeal or modification of this Article XV shall not adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal or modification.
ARTICLE XVI
AMENDMENT
     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, Directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article XVI; provided, however, that any amendment or repeal of Article XIV or Article XV of these Articles of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.
ARTICLE XVII
SHAREHOLDER ACTION BY WRITTEN CONSENT
     Prior to the closing of the Corporation’s first public offering of Common Stock under a registration statement filed with the Securities and Exchange Commission, any action required by the TBCA, as amended, to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.
     From and after the closing of the Corporation’s first public offering of Common Stock under a registration statement filed with the Securities and Exchange Commission, any action required by the TBCA, as amended, to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent.
     IN WITNESS WHEREOF, and in accordance with Article 4.07 of the TBCA, the undersigned has executed these Articles of Incorporation as of October 27, 2005.

By:	/s/ C. Allen Bradley, Jr.
C. Allen Bradley, Jr.
Chairman, President and Chief Executive Officer

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